Exhibit 3.1

ARTICLES OF RESTATEMENT TO

ARTICLES OF INCORPORATION

OF

CERTEGY INC.

CERTEGY INC., a corporation organized and existing under the laws of the State of Georgia, hereby certifies as follows:

1.                                       The name of the corporation is Certegy Inc.

2.                                       Pursuant to Section 14-2-1007 of the Georgia Business Corporation Code, these Articles of Restatement amend and restate the Articles of Incorporation of Certegy Inc., as heretofore restated and amended.  These Articles of Restatement contain amendments to the Articles of Incorporation requiring shareholder approval (the “Amendments”).  The Amendments were duly approved by the shareholders of Certegy Inc. in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code on January 26, 2006.

3.                                       The Articles of Incorporation of Certegy Inc. as heretofore restated, amended or supplemented are hereby further amended and restated to read in their entirety as follows:

“AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FIDELITY NATIONAL INFORMATION SERVICES, INC.

ARTICLE I

The name of the Corporation is Fidelity National Information Services, Inc.

ARTICLE II

The Corporation shall have authority to issue Eight Hundred Million (800,000,000) shares, of which Six Hundred Million (600,000,000) shall be designated “Common Stock” and have a par value of $.01 per share and Two Hundred Million (200,000,000) shares shall be designated “Preferred Stock” and have a par value of $.01 per share.  Shares that are reacquired by the Corporation shall be classified as treasury shares unless the terms of such shares provide to the contrary or unless retired and canceled in the discretion of the Board of Directors.  Any reacquired shares that are retired and canceled shall constitute authorized but unissued shares unless the terms of such shares provide to the contrary.  Any treasury shares may be resold or otherwise reissued in the discretion of the Board of Directors, subject to the provisions of these Amended and Restated Articles of Incorporation. The voting powers, preferences, designations, rights, qualifications, limitations and restrictions of or on each class and series of the shares of the Corporation shall be as follows:

COMMON STOCK

Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article II, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges provided for herein, including, but not limited to, the following rights and privileges:

(a)                                  Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

(b)                                 The holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote; and

(c)                                  Upon the voluntary or involuntary dissolution of the Corporation, the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with the number of shares of Common Stock held by them.

PREFERRED STOCK

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The number of shares of each series of Preferred Stock, and the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of or on such shares shall be as fixed and determined by the Board of Directors prior to the issuance of any such shares, in the manner provided by law.  The authority of the Board of Directors with respect to each series of the Preferred Stock shall include, without limiting the generality of the foregoing, the establishment of any or all of the voting powers, preferences, designations, rights, qualifications, limitations and restrictions described in Section 14-2-601(d) of the Georgia Business Corporation Code and any others determined by the Board of Directors, any of which may be different from or the same as those of any other class or series of the Corporation’s shares.

The Board of Directors is expressly authorized at any time to adopt resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and at any time and from time to time to file articles of amendment which are effective without shareholder action to increase or decrease the number of shares included in any series of Preferred Stock (but not to decrease the number of shares in any series below the number of shares then issued), to eliminate the series where no shares are issued, or to set or change in any one or more respects the voting powers, preferences, designations, rights, qualifications, limitations or restrictions relating to the shares of the series, except as otherwise provided by law or in the articles of amendment establishing any such series.

ARTICLE III

Except as otherwise provided in these Amended and Restated Articles of Incorporation or pursuant to the terms of any authorized series of Preferred Stock or by action of the Board of Directors pursuant to the Georgia Business Corporation Code, the vote required for shareholder action on all matters shall be the minimum vote required by the Georgia Business Corporation Code.

ARTICLE IV

(a)                                  The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors comprised as follows:

1.                                       The number of directors shall be not less than five, nor more than fifteen, and shall be fixed within such range by the Board of Directors.

2.                                       The directors shall be divided into three classes, designated as Class I, Class II, and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.  Each initial director in Class I shall hold office for a term that expires at the first annual meeting of shareholders after his election; each initial director in Class II shall hold office for a term that expires at the second annual meeting of shareholders after his election; and each initial director in Class III shall hold office for a term that expires at the third annual meeting of shareholders after his election.  At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting of shareholders shall be elected for a three-year term.  If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.  Any additional director of any class elected by the shareholders to the Board of Directors to fill a vacancy resulting from an increase in such a class shall hold office for a term that shall coincide with the remaining term of that class.  Any additional director of any class elected by the Board of Directors to fill a vacancy resulting from an increase in such a class shall hold office for a term that shall expire at the next annual meeting of shareholders, and, if such newly-created directorship is to be continued, a nominee therefor shall be submitted to the shareholders for their vote.  In no case shall a decrease in the number of directors for a class shorten the term of an incumbent director.  A director shall hold office until the annual meeting of shareholders for the year in which such director’s term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

3.                                       Any vacancy on the Board of Directors that results from an increase in the number of directors or from prior death, resignation, retirement, disqualification or removal from office of a director shall be filled by a majority of the Board of Directors then in office, though less than a quorum, or by the sole remaining director.  Any director elected to fill a vacancy resulting from prior death, resignation, retirement, disqualification or removal from office of a director, shall have the same remaining term as that of his or her predecessor.

(b)                                 Except as may be prohibited by law or by these Amended and Restated Articles of Incorporation, the Board of Directors shall have the right to make, alter, amend, change, add to, or repeal the bylaws of the Corporation, and have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures that from time to time shall govern the Board of Directors and its members, including without limitation, the vote required for any action by the Board of Directors, and that from time to time shall affect the directors’ powers to manage the business and affairs of the Corporation.  No bylaw shall be adopted by shareholders that shall impair or impede the implementation of the foregoing.

(c)                                  Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that a lesser percentage for separate class vote for certain actions may be permitted by law, by these Amended and Restated Articles of Incorporation or by the bylaws of the Corporation), the affirmative vote of the holders of not less than two-thirds (2/3) of the votes entitled to be cast by the holders of all of the outstanding shares of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article IV or to adopt any provision of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation inconsistent with this Article IV. The holder of each share of the Corporation entitled to vote thereon shall be entitled to cast the same number of votes as the holder of such shares is entitled to cast generally in the election of each director.  This Article IV (c) shall not apply, and such two-thirds (2/3) vote shall not be required, with respect to any amendment or repeal of any provision of this Article IV or the adoption of any such inconsistent provision, if such amendment, repeal or adoption is recommended by a majority of the Board of Directors.

(d)                                 The invalidity or unenforceability of this Article IV, or any portion hereof, or of any action taken pursuant to this Article IV shall not affect the validity or enforceability of any other provision of these Amended and Restated Articles of Incorporation, any action taken pursuant to such other provision, or any action taken pursuant to this Article IV.

ARTICLE V

(a)                                  No director shall have any liability to the Corporation or to its shareholders for monetary damages for any action taken, or any failure to take action, as a director, except for: (1) any appropriation of any business opportunity of the Corporation in violation of the director’s duties; (2) acts or omissions which involve intentional misconduct or a knowing violation of law; (3) the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or (4) any transaction from which the director received an improper personal benefit.

(b)                                 Any repeal or modification of the provisions of this Article V by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.  If the Georgia Business Corporation Code is amended, after this Article V becomes effective, to authorize corporate action further eliminating or limiting the liability of directors, then, without further corporate action, the liability of a director of the Corporation, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended.

ARTICLE VI

The Corporation shall indemnify its officers and directors to the fullest extent permitted under the Georgia Business Corporation Code.  Such indemnification shall not be deemed exclusive of any additional indemnification that the Board of Directors may deem advisable or of any rights to which those indemnified may otherwise be entitled.  The Board of Directors of the Corporation may determine from time-to-time whether and to what extent to maintain insurance providing indemnification for officers and directors and such insurance need not be limited to the

Corporation’s power of indemnification under the Georgia Business Corporation Code.  Any repeal or modification of the provisions of this Article VI by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right to indemnification of a director or officer of the Corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

ARTICLE VII

In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation are located, and all other factors such directors consider pertinent; provided, however, that this Article VII shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.

ARTICLE VIII

References herein to the Georgia Business Corporation Code shall be deemed to include any amendments to such Code hereinafter enacted.  In the event that any of the provisions of these Amended and Restated Articles of Incorporation (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.”

4.                                       These Articles of Restatement shall become effective at 12:15 a.m., Eastern Time, on February 1, 2006.

***

[Signatures appear on following page]

IN WITNESS WHEREOF, Certegy Inc. has caused these Articles of Restatement to Articles of Incorporation to be executed by the undersigned duly authorized officer on January 31st, 2006.

CERTEGY INC.

By:	/s/ Lee A. Kennedy
	Name:	Lee A. Kennedy
	Title:	Chairman and Chief Executive Officer

CERTEGY INC. ARTICLES OF RESTATEMENT SIGNATURE PAGE